Exhibit 99.1

Teladoc secures $50 million in debt financing from Silicon Valley Bank

LEWISVILLE, TX – July 12, 2016 –  Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced that it has entered into a $25 million term loan and $25 million revolving line of credit agreement with Silicon Valley Bank (SVB), the bank of the world’s most innovative companies and their investors. This agreement provides up to $50 million of new capital to the company to be used for general corporate purposes.

“Teladoc and SVB have been partners for over five years. Our partnership has been forged between the people at both companies who have worked tirelessly to provide Teladoc with the opportunity to pursue a number of transactions in a very flexible and efficient manner,” said Mark Hirschhorn, chief financial officer of Teladoc.

“We’re pleased to support Teladoc during this exciting time in the company’s growth,” said Katherine Andersen, managing director for Silicon Valley Bank. “Teladoc is driving important advancements to telehealth services and the acquisition of HealthiestYou will allow them to further cultivate and expand their portfolio of solutions. Our objective is to provide the Teladoc team with the right financing and connections to facilitate their continued success.”

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation's leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today's health care ecosystem. Serving some 6,000 clients -- including health plans, health systems, employers and other organizations -- more than 15 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc's network of more than 3,000 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage and a robust, scalable platform, and a Lewisville, TX-based member services center staffed by 400 employees, Teladoc offers the industry's most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

©2016 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. Silicon Valley Bank is a member of FDIC and Federal Reserve System.

Media Contacts

Patty Sullivan

Teladoc

469.294.5096

pr@teladoc.com

Julia Thompson

Silicon Valley Bank

415.764.4707

Jthompson3@svb.com